QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.1

CONSENT OF KPMG LLP

The Board of Directors
Tumbleweed Communications Corp.:

        We consent to the incorporation by reference in the registration statements (Nos. 333-84683, 333-43194, 333-48636 and 333-49492) on Form S-8 of Tumbleweed Communications Corp. of our report dated January 24, 2002, relating to the consolidated balance sheets of Tumbleweed Communications Corp. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Tumbleweed Communications Corp.

/s/ KPMG LLP

Mountain View, California
March 27, 2002

QuickLinks

  EXHIBIT 23.1